Exhibit 21.1

Subsidiaries of Trinity Capital Corporation

Los Alamos National Bank, a national banking organization

with its Subsidiaries – TCC Advisors Corporation, a New Mexico Corporation

and Cottonwood Technology Group, LLC, a New Mexico Limited Liability Company

Title Guaranty & Insurance Company, a New Mexico Corporation